Exhibit 1

Wednesday, March 1, 2018
Dear Fellow Shareholder,

You are cordially invited to attend the Elbit Systems Ltd. Shareholders’ Extraordinary General Meeting to be held at 12:30 p.m. local time on Wednesday, April 11, 2018 at our offices at the Advanced Technology Center, Haifa, Israel.
The agenda of the meeting and the proposals to be voted on are described in the accompanying proxy statement. For the reasons described in the proxy statement, the Board of Directors recommends that you vote “FOR” Items 1, 2 and 3 as specified in the enclosed proxy card.
We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least four (4) hours before the meeting. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”) you may vote through means of an electronic vote as further detailed in the proxy statement, no later than six (6) hours before the meeting.
Thank you for your cooperation.

Very truly yours,
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
NOTICE OF SHAREHOLDERS’ ANNUAL GENERAL MEETING
Haifa, Israel
March 1, 2018

This is notice that the Shareholders’ Extraordinary General Meeting (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, April 11, 2018, at 12:30 p.m. local time.
It is proposed at the Meeting to adopt the following resolutions:

1.
to approve the New Compensation Policy with respect to the terms of office and employment of the Company’s Executive Officers and Directors, substantially in the form attached as Exhibit A to the accompanying proxy statement ("Proxy Statement");

2.	to approve the grant to the Company's CEO of options under the Company's Equity-Based Plan; and

3.	to approve the grant to the Company's CEO of the POCell Tech Ltd. options.
Further details with respect to the proposed resolutions are included in the Proxy Statement.
In order to approve each of the resolutions under Items 1, 2 and 3 of the Proxy Statement - approval by a “Special Uninterested Majority” of the Company's shareholders is required.
“Special Uninterested Majority” means the majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument, provided that:

(i)
such majority includes at least a majority of the total votes of shareholders who are not controlling shareholders of the Company and do not have a “personal interest” (as defined below) in the approval of the resolution who participate in the vote, in person, by proxy or by a voting instrument (abstentions will not be taken into account); or

(ii)	the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.
Each shareholder who attends the Meeting in person or by proxy will advise the Company or indicate in the proxy card, as the case may be, whether or not that shareholder is a controlling shareholder or has a “personal interest” in the approval of the respective resolution. Failure to advise or indicate as described above will render the respective shares ineligible to be voted.
Under the Companies Law, a "personal interest" means a personal benefit, gain or other interest derived by the shareholder (or a Relative or related entity as described below) from approving the respective proposal. Any benefit or interest arising solely from holding a Company's shares is not considered such a personal benefit or other interest under the Companies Law. Such personal benefit and other interest include any personal benefit or other interest of:

(i)	a shareholder's spouse, brother or sister, parent, grandparent, child, such persons spouse's child, brother, sister or parent or the spouse of any of the above (“Relatives”);

(ii)	any entity in which a shareholder or any of his or her Relatives either:

(a)	holds five percent (5%) or more of such entity’s issued share capital or voting rights;

(b)	has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof;

(c)	is a member of such entity's board of directors or serves as the chief executive officer thereof; or

(iii)	anyone voting by proxy or granting a proxy with respect to a proposal, whether the proxy holder has discretion to vote or not.
Only shareholders of record at the close of business on Wednesday, March 7, 2018 (the “Record Date”) are entitled to receive notice of, and to vote at, the Meeting. All shareholders are cordially invited to attend the Meeting in person.

Shareholders who hold their shares in “street name”, meaning in the name of a bank, broker or other record holder, may either direct the record holder of their shares how to vote their shares or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record hold together with a proof of such record holder with respect to the holding of the shares on the record date.
A shareholder, whose shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”), is required to prove his or her share ownership in order to vote at the Meeting. Such shareholder will provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his or her address (in consideration of mailing fees only), and is also entitled to receive for no charge, a link to the text of the proxy card and to any Position Statements (as defined below) posted on the Israel Securities Authority website (unless the shareholder notified the TASE member that the shareholder is not so interested); provided that the notice was provided with respect to a particular securities account prior to the Record Date.
The Israel Securities Authority has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their shares through the system, following a registration process, no later than six (6) hours before the time fixed for the Meeting, i.e., by Wednesday, April 11, 2018 at 6:30 a.m., local time.
A shareholder may attend the Meeting and vote in person or appoint a proxy to participate and vote on his or her behalf at the Meeting (subject to the provisions of the Company's articles of association). An appointment of a proxy must be in writing, signed by the shareholder and delivered to the Company's registered office at least four (4) hours before the Meeting, i.e., by Wednesday, April 11, 2018 at 8:30 a.m. local time. In addition, shareholders who are unable to attend the Meeting in person may vote with respect to the items on the Meeting's agenda by means of a proxy card that is attached to the accompanying Proxy Statement. These shareholders are requested to complete, date and sign the enclosed proxy card and return it promptly in the pre-addressed envelope provided so that it is received by the Company at least four (4) hours before the Meeting. No postage is required if mailed in the United States. Shareholders who attend the Meeting may revoke their proxies and vote their shares in person.
Shareholders are permitted to express their position on the proposals on the agenda of this Meeting by submitting a written statement (the "Position Statement"), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than Sunday, April 1, 2018.
A form of the proxy card and a copy of each Position Statement submitted (if submitted) will be available to the public on the distribution website of the Israeli Securities Authority at www.magna.isa.gov.il, on the website of the TASE at www.tase.co.il and also on the website of the U.S. Securities and Exchange Commission ("SEC") at www.sec.gov. A shareholder may apply to the Company directly in order to receive a copy of the proxy card and any Position Statement submitted (if submitted).
A copy of the accompanying Proxy Statement, which includes the full version of the proposed resolutions, may be reviewed at the Company's offices at the Advanced Technology Center, Haifa, 3100401 Israel, after coordinating in advance with the Corporate Secretary (Tel: 972 772946632) between 9:00 a.m. and 4:00 p.m. Israel time, Sunday - Thursday and may also be reviewed at the distribution website of the Israeli Securities Authority at www.magna.isa.gov.il, on the website of the TASE at www.tase.co.il, on the website of the SEC at www.sec.gov and on the website of the Company at www.elbitsystems.com.

By Order of the Board of Directors,
MICHAEL FEDERMANN
Chair of the Board of Directors
BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539
Haifa 3100401, Israel
PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, NIS 1.00 nominal value per share (the “Shares”), of Elbit Systems Ltd. (the “Company” or “Elbit Systems”), in connection with the solicitation by the Company's Board of Directors (the “Board”) of proxies for use at the Shareholders' Extraordinary General Meeting to be held at the Company's offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, April 11, 2018, at 12:30 p.m. Israel time (the “Meeting”), or at any adjournment of the Meeting, as specified in the accompanying Notice of Shareholders' Annual General Meeting.
It is proposed that at the Meeting, the shareholders adopt resolutions for the following purposes:

(1)
To approve the new compensation policy of the Company with respect to the terms of office and employment of the Company’s executive officers and directors, substantially in the form attached as Exhibit A to this Proxy Statement (the “New Compensation Policy”);

(2)	To approve the grant of options in the framework of the Company's equity-based plan (the "Company's-Equity Based Plan) to the Company's President and CEO ("Company's CEO"); and

(3)	To approve the grant by POCell Tech Ltd. ("PO") of options to the Company's CEO.
Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.
QUORUM AND VOTING REQUIREMENTS
Only shareholders of record at the close of business on Wednesday, March 7, 2018 have the right to receive notice and to vote at the Meeting, and any adjournments or postponements of the Meeting. Distribution of the Proxy Statement will be made following the record date.
On February 26, 2018, the Company had forty-two million seven hundred fifty-one thousand and thirty (42,751,030) Shares outstanding, each giving a right of one vote for each of the matters to be presented at the Meeting. (This amount does not include one million four hundred eight thousand nine hundred and twenty-one (1,408,921) Shares held by the Company as treasury shares).
The quorum at the Meeting will be at least two (2) shareholders present in person, by proxy or by a voting instrument, and holding or representing at least one-third of the outstanding Shares.
If a quorum is not present within one-half hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is given by the Board. If at such adjourned meeting a quorum is not present within one-half hour of the time for the adjourned meeting, then two (2) shareholders representing at least ten percent (10%) of the shareholders' voting power, present in person, by a proxy or by a voting instrument, will be considered a quorum.
Joint holders of Shares should note that according to the Company's Articles of Association, the vote, whether in person or by proxy or by a voting instrument, of the senior of any joint holders of any voted Share will be accepted over vote(s) of the other joint holders of that Share. For this purpose seniority will be determined by the order the joint holders' names appear in the Company's Register of Shareholders.
In order to approve each of (i) the New Compensation Policy, under Item 1 of this Proxy Statement, (ii) the grant of options under the Company's Equity-Based Plan to the Company's CEO, under Item 2 of this Proxy Statement and (iii) the grant by PO of an equity-based award to the Company's CEO, under Item 3 of this Proxy Statement - a “Special Uninterested Majority” is required.
“Special Uninterested Majority” means the majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument, provided that:

(i)
such majority includes at least a majority of the total votes of shareholders who are not controlling shareholders of the Company and do not have a “personal interest” (as defined below) in the approval of the resolution who participate in the vote, in person, by proxy or by a voting instrument (abstentions will not be taken into account); or

(ii)	the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.
Each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a controlling shareholder or has a “personal interest” in the approval of the resolution. Failure to advise or indicate as described above will render the respective Shares ineligible to be voted.
Under the Israel Companies Law 5759-1999 (the “Companies Law”), a “personal interest” means a personal benefit, gain or other interest derived by the shareholder (or a Relative or related entity, as described below) from approving the respective proposal Any benefit or interest arising solely from holding a Company's shares is not considered such a personal benefit or other interest under the Companies Law. Such personal benefit and other interest includes any personal benefit or other interest of:

(i)	a shareholder's spouse, brother or sister, parent, grandparent, child, such persons spouse's child, brother, sister or parent or the spouse of any of the above (“Relatives”);

(ii)	any entity in which a shareholder or any of his or her Relatives either:

(a)	holds five percent (5%) or more of such entity’s issued share capital or voting rights;

(b)	has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof; or

(c)	is a member of such entity's board of directors or serves as the chief executive officer thereof.

(iii)	anyone voting by proxy or granting a proxy on behalf of such a shareholder with respect to the proposal, whether the proxy holder has discretion to vote or not.
VOTING BY PROXY AND ELECTRONIC VOTING
Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card as detailed below, or by an electronic vote.
A proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least four (4) hours before the Meeting.
Shareholders who hold their Shares in “street name”, meaning in the name of a bank, broker or other record holder, may either direct the record holder of their Shares how to vote their Shares or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with a proof of such record holder's holding of the Shares on the record date. Shareholders who hold their Shares through a member of the Tel-Aviv Stock Exchange (“TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, a proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the record date, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting), 5760-2000.
The Israel Securities Authority has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six (6) hours before the time fixed for the Meeting.
Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date, or by voting through the electronic voting system on a later date (in each case such later date must precede the date of the Meeting), or by voting in person at the Meeting.
Unless otherwise indicated on the proxy card or the electronic vote, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the above described matters to be presented for voting at the Meeting. Abstentions will not be treated as either a vote “for” or “against” the matter, although they will be counted to determine if a quorum is present.
Proxy materials, including this Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about Friday, March 9, 2018.

Solicitation of proxies will be made primarily by mail, however, in some cases, proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.
This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Israeli Companies Regulations (Alleviation for Public Companies Whose Shares are Listed on a Stock Exchange Outside of Israel) - 2000.
POSITION STATEMENTS
Shareholders are permitted to express their position on the proposals on the agenda of this Meeting by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than on Sunday, April 1, 2018. Reasonable costs incurred by the Company in dealing with a Position Statement will be borne by the submitting shareholder.
Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Shareholders may present proposals for consideration at the Meeting by submitting their proposals to the Company no later than at the close of business on Thursday, March 8, 2018. If the Company determines that a shareholder's proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of February 26, 2018, to the best of the Company's knowledge, the number of Shares(1).owned by (i) all shareholders known by the Company to own five percent (5%) or more of the Company's Shares and (ii) all directors and officers of the Company as a group:

Federmann Enterprises Ltd.(2) 99 Hayarkon Street Tel-Aviv, Israel	19,580,342(3)	45.8%

Heris Aktiengesellschaft c/o 99 Hayarkon Street Tel-Aviv, Israel	3,836,458(3)	9.0%

All officers and directors as a group (25 persons)	4,607(4)	0.01%
___________________

(1)
Based on forty-two million seven hundred fifty-one thousand and thirty (42,751,030) ordinary Shares outstanding as of February 26, 2018, which excludes one million four hundred eight thousand nine hundred and twenty-one (1,408,921) ordinary Shares held by the Company as treasury shares.

(2)
Federmann Enterprises Ltd. (“FEL”) owns Shares of the Company directly and indirectly through Heris Aktiengesellschaft (“Heris”) which is controlled by FEL. FEL is controlled by Beit Federmann Ltd. (“BFL”). BFL is controlled by Beit Bella Ltd. (“BBL”) and Beit Yekutiel Ltd. (“BYL”). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the Chair of the Company's Board and the Chair of the Board and the Chief Executive Officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL. In connection with FEL’s purchase of the Company’s ordinary Shares in 2004 and 2006, FEL obtained loans from two Israeli banks. As security for the loans, FEL pledged an aggregate of four million three hundred thousand (4,300,000) of the Company's ordinary Shares to the banks.

(3)
The nineteen million five hundred eighty thousand three hundred and forty-two (19,580,342) Shares held by FEL include the three million eight hundred thirty-six thousand four hundred and fifty-eight (3,836,458) Shares held by Heris.

(4)	The amount does not include any Shares that may be deemed to be beneficially owned by Michael Federmann as described in footnote (2) above.

ITEM 1 - APPROVAL OF THE NEW COMPENSATION POLICY
As required by the Companies Law, the Company has adopted a compensation policy regarding the terms of office and employment of its “office holders” (as such term is defined in the Companies Law). The Company's members of the Board of Directors ("Company's Directors"), the Company's CEO and the Company's Executive Vice Presidents ("EVPs") (the CEO and the EVPs are collectively referred to as “Executive Officers”) are considered “office holders” (as such term is defined in the Companies Law). A compensation policy was approved by the Company’s shareholders at the Extraordinary Shareholders' General Meeting held on January 7, 2014, (the "Former Compensation Policy").
Pursuant to the Companies Law, a compensation policy of a publicly traded company such as the Company needs to be re-approved every three (3) years by (i) the board of directors, following the recommendations of the compensation committee and (ii) by a Special Uninterested Majority vote of the Company's shareholders. In the event that the compensation policy is not so approved by the shareholders, the board of directors may nonetheless approve it, provided that the compensation committee and the board of directors, following further discussion of the matter and for specified reasons, determine that the approval of the compensation policy is in the best interests of the company.
In the proxy statement issued by the Company on October 19, 2016 in connection with the Company’s Annual General Meeting that was held on Wednesday, November 23, 2016, the Company proposed the approval of an amended compensation policy. This proposal was eventually withdrawn from the agenda of the above mentioned meeting, in order to allow the compensation committee of the Company (the "Compensation Committee") and the Board, to further review and discuss the various matters to be included in the Company's compensation policy and to consider certain comments received from shareholders or on their behalf with respect to the proposed amended compensation policy.
After a thorough review conducted by the Compensation Committee, with the assistance of both legal and financial experts, of the issues to be included in a compensation policy appropriate to the Company, the Board, with the recommendation of the Compensation Committee, determined that the New Compensation Policy proposed in this Proxy Statement is appropriate for the Company and provides alignment of the compensation package of the Company's Executive Officers with the designated purposes of the Company.
In structuring the New Compensation Policy, the Compensation Committee and the Board considered the Company’s global business activities and the environment in which the Company operates. In so doing, the Compensation Committee and the Board emphasized, among other factors, that:

(a)
The Company is an international high technology company, engaged in a wide range of defense, homeland security and commercial programs throughout the world, operating businesses in Israel, the U.S., Europe, Asia-Pacific and Latin America. The Company’s main competitors are both the major defense companies in Israel as well as international global companies based in the U.S. and Europe.

(b)	A compensation policy for the Company's Directors and Executive Officers must reflect the Company’s unique characteristics as a global multi-billion dollar company.

(c)
The experience gained in the implementation of the Former Compensation Policy indicates that an appropriate and balanced compensation package is a key component to motivate the Company's Executive Officers and is essential to the continued growth of the Company.

(d)
The Company’s interests are better served if the current employment agreements and arrangements with the Company's Executive Officers are honored and the compensation package for the Company's Executive Officers needs to ensure the Company's ability to both retain its current Executive Officers as well as to recruit from time to time additional highly skilled professionals with the necessary capabilities to promote creativity, manage the Company's complex business, worldwide operations and risks and execute its strategy.

(e)
In March 2016, the Company's shareholders approved, with the required Special Uninterested Majority, the terms of office and employment of the Company’s CEO, which are in effect for an unlimited period of time (the "Approved Employment Terms of the CEO").

In light of all of the above, the Compensation Committee and the Board in their respective decisions determined that the New Compensation Policy complies with the Company’s strategies, goals and risk management principles.
Based upon the above determination, the Board, with the recommendation of the Compensation Committee, approved the New Compensation Policy.

If the New Compensation Policy is approved by the Company's shareholders by the Special Uninterested Majority as required pursuant to the Companies Law, then, according to the Companies Law, the New Compensation Policy will be in effect for a maximum period of three (3) years thereafter. If the New Compensation Policy is not so approved by the shareholders, the Compensation Committee and the Board may nonetheless approve the New Compensation Policy, following re-discussion of the matter and for specified reasons, provided such approval is in the best interest of the Company.
The New Compensation Policy includes, inter alia, the following main provisions:
Monthly Base Salary: The New Compensation Policy sets forth a ceiling amount for the monthly gross base salary payable to the Company's CEO of two hundred thousand shekels (NIS 200,000) (equal to approximately fifty-seven thousand dollars ($57,000), linked to the increase in the Israeli Consumer Price Index (the "CPI"), which is in line with the Approved Employment Terms of the CEO. With respect to the EVPs, the monthly gross salary payable to an EVP is and will be individually determined taking into account the prior vocational experience, qualifications, role, business responsibilities and past performance of the respective EVP, but will not exceed one hundred sixty thousand shekels (NIS 160,000) (equal to approximately forty-six thousand dollars ($46,000), linked to the CPI.
Benefits: The following customary benefits may be granted to the Executive Officers: vacation days, sick days and convalescence pay in accordance with market practice and applicable law, monthly remuneration for a study fund as allowed by applicable tax law and with reference to the Company's policies and procedures as well as common market practice; contribution by the Company on behalf of the Executive Officer to an insurance policy, a pension fund and work disability insurance, as allowed by applicable tax laws and with reference to the Company's policies and procedures and common market practice; car, communication and other customary benefits including their gross-up for tax purposes and reimbursement for work-related expenses incurred as part of his/her activities, such as travel expenses, in accordance with the Company's policies and procedures.
Cash Bonuses: The New Compensation Policy introduces ceiling amounts for the cash bonuses that may be paid to the Company's Executive Officers, as follows:
To the CEO - The Compensation Committee and the Board have determined that with respect to the CEO, the most appropriate quantitative financial objective, which most aligns the interests of the CEO with the long-term performance of the Company, is the Company's Non-GAAP net profit. Accordingly, and in line with the Approved Employment Terms of the CEO, the Company will pay to the Company's CEO an annual bonus in an amount equal to four tenths of a percent (0.4%) of the Non-GAAP net profit of the Company, as reflected in the Company's annual financial results for the relevant fiscal year. Also, and in line with the Approved Employment Terms of the CEO, the New Compensation Policy sets forth a ceiling amount for the annual bonus payable to the CEO, which shall not exceed one million five hundred thousand dollars ($1,500,000). Except for the annual bonus as aforesaid, the CEO is not entitled to payment of any other cash bonuses.
To an EVP - The cash bonuses that the Company may pay to an EVP may be comprised of the following payments:
Annual Bonus - For each EVP there shall be determined a target annual bonus, which shall be paid for achieving one hundred percent (100%) of his or her personally tailored performance measures, comprised of financial, business, operating and other objectives. An EVP may be paid an amount exceeding the annual target bonus if such EVP's achievement exceeds one hundred percent (100%) of his or her performance measures. The maximum annual bonus amount payable to an EVP will not exceed nine (9) monthly base salaries.
Managerial Evaluation Bonus - A managerial evaluation bonus may be granted to an EVP, in addition to the annual bonus, on the grounds, among others, of non-financial qualitative individual performance measures and may not exceed three (3) monthly base salaries.
Special Bonus - A special bonus may be granted to an EVP for extraordinary achievements and be based on quantitative measures. The amount payable as a special bonus may not exceed, for an individual EVP, the higher of (i) one percent (1%) of the added value generated to the Company in light of the EVP’s contribution as reflected from a valuation conducted by the Company or (ii) twelve (12) monthly base salaries.
Maximum Amount of Cash Bonuses - The amount of all cash bonuses payable to an EVP in a respective financial year will not exceed fifteen (15) monthly base salaries.
Pre-Conditions for the Payment of Annual Bonuses: The New Compensation Policy strengthens the pre-conditions for payment of the annual bonuses to the Company's Executive Officers for any particular fiscal year, by abolishing the condition set forth in the Former Compensation Policy that enabled payment of a certain portion of the annual bonuses in the event that the two main pre-conditions set forth therefor were not fulfilled. As the result, pursuant to the New Compensation Policy payment of annual bonuses to the Company's Executive Officers is subject to the Non-GAAP net profit attributable to shareholders of the Company for that fiscal year, as reflected in the Company's published full-year financial results, being at least eighty percent (80%): (i) of the Company's Non-GAAP net profit for the preceding fiscal year; or (ii) of the Non-GAAP net profit in the Company's annual budget as approved by the Company's Board for such fiscal year.
Equity-Based Compensation: The New Compensation Policy allows the Company to adopt during the Policy's duration equity-based compensation plans ("Company's Equity-Based Plans") and grant its EVPs equity-based awards thereunder. The Company's Equity-Based Plans and the equity-based awards granted thereunder will comply with the following main principles:

-	Equity-based awards to be granted pursuant to the Company's Equity-Based Plan will be in the form of share options, both regular options and/or options under a cashless mechanism.

-
The equity-based awards will include terms so as to comply with Israeli Income Tax Ordinance [New Version] of 1961 as may from time to time be amended as well as Section 102 thereof, under the "capital gain tax route" as well as compliance with the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003, as amended from time to time.

-
The equity-based awards shall vest gradually over a minimal period of five (5) years, where the first portion of equity-based compensation will vest at least two (2) years following the later of (the "Grant Date"): (i) the date of the board’s resolution approving such grant ("Date of the Board's Resolution"); (ii) the first trading day after a period of thirty (30) days has elapsed from the date the Company has filed with the Israeli Tax Authorities the Company’s Equity-Based Plan under which the respective equity-based award is granted; or (iii) where applicable, the date on which the required corporate approvals have been obtained.

-
The exercise/grant price of an equity-based award shall be the higher of: (a) the average price of the Company's Shares listed on the Tel-Aviv Stock Exchange (TASE) in the thirty (30) days prior to the Date of the Board's Resolution; or (b) the price of the Company's Shares listed on the TASE on the last trading day preceding the Date of the Board's Resolution.

-
The aggregate value of the benefit embedded in the granted equity-based awards, calculated in accordance with an acceptable valuation method (such as the Monte Carlo, Black-Scholes and Binominal options pricing models), at the Date of the Board's Resolution, shall not exceed, with respect to the CEO - nine hundred thousand dollars ($900,000) per year and with respect to an EVP - five hundred thousand dollars ($500,000) per year.

-
The Company's Equity-Based Plans may include customary terms with regards to equity-based awards to be granted, such as provisions with respect to adjustments for dividends, bonus shares, capital modifications (reverse stock split, stock split, etc.), rights offering restructuring (split, merger, etc.), as well as provisions allowing, subject to approvals by the Compensation Committee and the Board, acceleration, continued vesting and exercisability, as well as a post-termination exercise period in case of termination not for cause, or as a result of death or disability.

-
The maximum dilution as a result of equity-based awards granted under Company’s Equity-Based Plans during the duration of the New Compensation Policy will not exceed three percent (3%) of the Company's issued and outstanding share capital, on a fully-diluted basis.

Reduction of Variable Compensation - Pursuant to the New Compensation Policy, the Compensation Committee and the Board may reduce any variable compensation (which includes the cash bonuses and the equity-based compensation) to be granted to an Executive Officer due to circumstances determined by the Compensation Committee and the Board, subject to applicable laws and the terms of the employment agreements and arrangements with the Company's Executive Officers and the rights arising therefrom.
Retirement and Termination of Service Arrangements: pursuant to the New Compensation Policy, the payments that may be provided by the Company to its Executive Officers upon retirement or termination of service may be comprised of the following:
Severance Pay: The New Compensation Policy reduces the maximum amount of severance pay that the Company may pay to its Executive Officers upon termination of employment in addition to the amounts that are mandatory under applicable law from the amounts as set forth in the Former Compensation Policy. To that effect and in line with the Approved Employment Terms of the CEO, the Company's CEO will be paid additional severance pay in an amount equivalent to the last paid monthly base salary multiplied by the years of employment with the Company, while an EVP may be paid additional severance pay of up to fifty percent (50%) of the amount resulting from multiplying the respective EVP's last paid monthly base salary by the years of employment with the Company. Payment of the above mentioned additional amounts are subject to such Executive Officer serving in the Company for at least ten (10) years and further provided that the termination is not for cause.
Advanced Notice Period: The Company's Executive Officers may be provided advance notice of termination of up to six (6) months, during which period the Executive Officers will be entitled to receive his or her monthly base salary and benefits and, unless otherwise determined by the Company, be required to continue to perform his or her duties. The Company may also grant its Executive Officers all or part of his or her annual bonus, and the advance notice period will be considered as an employment period for the purpose of the vesting periods for any equity-based awards granted to the Executive Officer.
Adjustment Period/Retirement Grant - For Executive Officers who have served in the Company for at least three (3) years, the Company may provide an adjustment period of, or a one-time retirement grant equal to, in the case of the CEO and in accordance with the Approved Employment Terms of the CEO - six (6) monthly base salaries plus benefits and in the case of an EVP - up to six (6) monthly base salaries. The Company may determine to pay such amounts in one (1) lump sum as a retirement grant or in monthly payments during the adjustment period, at the Company's discretion.
The amounts payable for severance pay and/or an adjustment period/ retirement grant exceeding the amounts that are mandatory by applicable law, may be granted in consideration for the Executive Officer’s undertaking to refrain from competing with the Company for a certain period of time following termination.
Variable Compensation Ratio - Pursuant to the New Compensation Policy, the "variable compensation" (cash bonuses and equity-based awards) within the total compensation package of an Executive Officer shall not exceed seventy-five percent (75%), on an annual basis. This pay mix ratio between the "fixed compensation" (monthly base salary and benefits calculated on an annual basis) and variable compensation, assuming that all variable compensation elements are granted with respect to a given year, was determined by the Compensation Committee and the Board as appropriate to support the core principles of the Company's compensation philosophy of compensating for performance and aligning the Executive Officers’ interests with those of the Company and its shareholders.
The above is a brief overview of the proposed New Compensation Policy. Further details regarding the various compensation components and principles are detailed in the New Compensation Policy, which is attached as Exhibit A hereto and prevails in case of any contradiction with the description in this overview.
If the New Compensation Policy is approved by the Company's shareholders, then according to the Companies Law, the New Compensation Policy will be in effect as of the date of its approval for a three (3)-year period or as otherwise from time to time may be required by the Companies Law. In the event the New Compensation Policy is not so approved by the shareholders, the Compensation Committee and the Board may nonetheless approve it, provided that the Compensation Committee and the Board, following further discussion of the matter and for specified reasons, determine that the approval of the New Compensation Policy is in the best interests of the Company.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, to approve the New Compensation Policy of the Company substantially in the form of Exhibit “A” of this Proxy Statement”.
The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 2 - APPROVAL OF THE GRANT TO THE COMPANY'S CEO OF OPTIONS IN THE FRAMEWORK OF THE COMPANY'S EQUITY-BASED PLAN
Pursuant to the Companies Law the terms of office and employment of the chief executive officer of an Israeli publicly traded company such as the Company, should generally be consistent with the compensation policy of that company and should be approved by the compensation committee, the board of directors and the shareholders of that Company by a Special Uninterested Majority. An equity-based award is considered under the Companies Law as part of the terms of office and employment.
The Approved Terms of Employment of the Company's CEO, Mr. Bezhalel Machlis, included a provision to the effect that, in case the Company adopts at any time after April 1, 2016 any new equity-based plan for the Company's Office Holders (as defined in the Companies Law), the Company will grant the Company's CEO, subject to any approval required by applicable law, up to fifteen percent (15%) of the equity-based awards provided under such plan. (For additional information with regard to the Approved Terms of Employment of the CEO - see Item 1 of the proxy statement for the Company's Extraordinary General Meeting of Shareholders held on March 8, 2016.)
On February 27, 2018, the Board adopted an equity-based compensation plan for the Company's Executive Officers (the "Company's Equity-Based Plan”).
Following the approval by the Compensation Committee, the Board approved, on February 27, 2018 ("Date of the Board's Resolution"), subject to the approval of the New Compensation Policy under Item 1 of this Proxy Statement (whether by the Company's shareholders or, to the extent not approved by the shareholders, by the Compensation Committee and the Board, as set forth in Item 1 of this Proxy Statement), the grant to the Company's CEO of options under the Company's Equity-Based Plan as follows:
Type - A one-time grant of one hundred fifty thousand (150,000) options to purchase Shares of the Company, exercisable using a "Net-Exercise Mechanism" (the "Options"). The Options will be granted pursuant to the terms of the capital gains route under Section 102 of The Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time (the "Ordinance"), which includes, among other things, a requirement that the Options and the underlying Shares be held by a trustee with lock-up conditions as set forth in the Ordinance.
Grant Date - In accordance with the Company's Equity-Based Plan and the New Compensation Policy. the grant date of the Options (the "Grant Date") will be the later of: (i) the Date of the Board's Resolution; (ii) the first trading day after a period of thirty (30) days has elapsed from the date the Company files the Company's Equity-Based Plan with the Israeli Tax Authorities; or (iii) the date on which the New Compensation Policy is approved in accordance with the Companies Law.
Vesting - the Options will vest gradually over a five (5)-year period, forty percent (40%) thereof after two (2) years from the Grant Date and the remaining sixty percent (60%) in three (3) tranches of twenty percent (20%) each, at the end of the third, fourth and fifth years after the Grant Date.
Exercise Price - In accordance with the provisions of the New Compensation Policy and the Company's Equity Based Plan, the exercise price of an Option is one hundred forty-three dollars and ninety-five cents ($143.95), which is the higher of (a) the average price of the Company's Shares listed on the TASE in the thirty (30) days prior to the Date of the Board's Resolution or (b) the price of the Company's Shares listed on the TASE on the last trading day preceding the Date of the Board's Resolution.
Value of Benefit- The value of the benefit embedded in the Options on the Date of the Board's Resolution, calculated in accordance with an acceptable valuation method, is seven hundred fifty thousand dollars ($750,000) per year.
Other Terms - The Options are subject to the terms of the Company's Equity-Based Plan, which sets forth customary terms such as adjustments for capital modifications (reverse stock split, stock split, etc.), rights offering restructuring (split, merger, etc.), and the like. Pursuant to the Company's Equity-Based Plan the vesting of the Options will be accelerated in case the CEO's employment is terminated by the Company without cause within a period of twelve (12) months following any change of control over the Company. The Company's Equity-Based Plan also allows, subject to approvals by the Compensation Committee and the Board, acceleration, continued vesting and exercisability of the Options, as well as post-termination exercise periods, in case of termination of employment not for cause, or as a result of death or disability.
In making their recommendations regarding the grant of the Options to the Company's CEO, the Compensation Committee and the Board considered, among other factors, the Approved Employment Terms of the CEO, as well as the need to link the Company's CEO’s compensation package, which includes the Options, to the Company's long-term targets and business strategy and the responsibilities and duties to be performed by the Company's CEO.

The Compensation Committee and the Board noted in their respective approvals that the vesting of the Options over a five (5)-year period provides the required alignment and reflects their respective views of the Company's CEO’s expected contributions to the future growth and profitability of the Company as well as of his experience and past compensation.
In addition, the Compensation Committee and the Board emphasized that during his tenure as the Company's CEO, Mr. Machlis has presented strong leadership supporting the continuous growth of the Company. The Compensation Committee and Board believe that it is highly important for the Company to provide the Company's CEO a competitive compensation package, which is challenging but also rewarding and strongly linked to the Company's achievements. The Compensation Committee and the Board determined that the Options to be granted to the Company's CEO as a component of his compensation package achieve such goal. The Compensation Committee and the Board also determined that the Company should honor the commitment made to the Company's CEO as set forth in the Approved Employment Terms of the CEO and that the grant of the Options pursuant to the above mentioned terms is also in line with the New Compensation Policy.
In accordance with the Companies Law, the granting of the Options to the Company's CEO, being considered as part of his employment terms, requires the approval of the Company's shareholders by a Special Uninterested Majority. In the event the grant of the options to the Company's CEO is not so approved by the shareholders, the Board may nonetheless approve it, provided that the Compensation Committee and the Board, following further discussion of the matter and for specified reasons, determine that the approval of the grant of the Options to the Company's CEO is in the best interests of the Company.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, that the granting of the Options to the Company's CEO, all as described in Item 2 of the Proxy Statement, is approved”.
The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 3 - APPROVAL OF THE GRANT BY PO OF OPTIONS TO THE COMPANY'S CEO
POCell Tech.Ltd. ("PO") is a privately-held Israeli commercial company, which was established by the Company as a start-up subsidiary based on the Company's in-house developed energy technology for civilian transportation applications. Following the establishment of PO, an international strategic investor invested in PO in exchange for a portion of PO's shares and certain rights in the technologies. The Company currently holds sixty-nine and fifty-six one hundredths of a percent (69.56%) of the shares of PO, on a fully diluted basis.
In 2017, the board of directors of PO (the "PO Board") adopted an employee stock option plan (the "PO ESOP") for PO's employees, directors and consultants. On January 30, 2018, ("Date of the PO Board Resolution") the PO Board approved the appointment of the Company's CEO, Mr. Bezhalel Machlis, as a member of the PO Board and approved the granting to the Company's CEO of options under the PO ESOP, as follows:
Quantity and Type: The PO Board approved a one-time grant of one hundred thousand (100,000) options to purchase ordinary shares of PO (the "PO Options"). In accordance with the PO ESOP, the PO Options will be granted pursuant to the terms of the capital gains route under Section 102 of the Ordinance.
Exercise Price and Value of Benefit: The exercise price of a PO Option in accordance with the PO ESOP is four euro (€4) (approximately four dollars and ninety cents) ($4.90) per Option. The benefit embedded in the PO Options, calculated in accordance with an acceptable valuation method is twenty-five thousand dollars ($25,000) per year.
Vesting: In accordance with the PO ESOP the vesting of the PO Options is as follows: ten percent (10%) on the first anniversary of the grant date, twenty percent (20%) on the second anniversary thereof, thirty percent (30%) on the third anniversary and the remaining forty percent (40%) on the fourth anniversary of the grant date.
Other Terms - The PO Options are subject to the terms of the PO ESOP, which sets forth customary terms pursuant to which the PO Options may be accelerated in cases such as a merger and acquisition transaction or an initial public offering and other customary terms.
Pursuant to the Companies Law, the grant of the PO Options to the Company's CEO requires the approvals of the Compensation Committee and the Board, as well as of the Company's shareholders by a Special Uninterested Majority.
On February 27, 2018, following the approval by the Compensation Committee, the Board approved the grant of the PO Options to the Company's CEO under the provisions of the PO ESOP and in accordance with the resolution of the PO Board, subject to the approval of the New Compensation Policy under Item 1 of this Proxy Statement (whether by the Company's shareholders or, to the extent not so approved, by the Compensation Committee and the Board, as set forth in Item 1 of this Proxy Statement).
In approving the grant of the PO Options to the Company's CEO, the Compensation Committee and the Board considered, among other factors, that PO has granted options under the PO ESOP to other directors of PO, as is customary in start-up companies such as PO, as well as that pursuant to the New Compensation Policy the grant of options in new start-up companies established by the Company to the Company's Executive Officer is allowed, subject to the approval of the Compensation Committee and the Board, in order to incentivize the Company's Executive Officers over the long term with regards to their activities in connection with such start-up companies. The Compensation Committee and the Board emphasized in their respective approvals that the growth of PO is in the interest and benefit of the Company.
In accordance with the Companies Law, the granting of the PO Options to the Company's CEO requires the approval of the Company's shareholders by a Special Uninterested Majority. In the event the grant of the PO Options to the Company's CEO is not so approved by the shareholders, the Board may nonetheless approve it, provided that the Compensation Committee and the Board, following further discussion of the matter and for specified reasons, determine that the approval of the grant of the PO Options to the Company's CEO is in the best interests of the Company.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, that the granting by PO of the PO Options to the Company's CEO under the PO ESOP, all as described in Item 3 of the Proxy Statement, is approved”.
The Board of Directors recommends a vote FOR approval of this resolution.

By Order of the Board

By Order of the Board
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

Date: March 1, 2018

Exhibit "A"

COMPENSATION POLICY

ELBIT SYSTEMS LTD.
Compensation Policy for Executive Officers and Directors
(As Approved on [__________], 2018)

Overview and Objectives
Introduction
Elbit Systems Ltd. ("Elbit" or the "Company") is an international high technology company with headquarters in Israel, engaged in a wide range of defense, homeland security and commercial programs throughout the world, operating businesses in Israel. North America, Europe, Asia-Pacific and Latin America. Approximately 80% of Elbit's revenues derive from international sales. Elbit's major customers are governmental agencies as well as major global companies engaged in the supply of defense, homeland security and commercial aviation systems to governmental agencies and platform manufacturers. Elbit's main competitors are international global companies based in Israel, the U.S. and Europe.
This document (“Compensation Policy” or “Policy”), sets forth the Compensation Policy for Elbit's Executive Officers and Directors, in accordance with the requirements of the Israeli Companies Law, 5759-1999 (the “Companies Law”).
For purposes of this Policy, “Executive Officers” shall mean Elbit’s President and Chief Executive Officer (“CEO”) and Elbit’s Executive Vice Presidents (“EVPs”), who are “office holders” as such term is defined in Section 1 of the Companies Law, but excluding, unless otherwise expressly indicated herein, the members of Elbit's Board of Directors (the "Directors" and the "Board", respectively).
Appropriate and balanced compensation are key components of Elbit’s overall human capital strategy to attract, retain, reward and motivate highly skilled individuals to act in the best interest of the Company, including its shareholders and other stakeholders and assist Elbit in reaching its business and financial long-term goals.
In preparing this Compensation Policy, the Compensation Committee and the Board, using the assistance of external advisors, have taken into account, among other factors:

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Elbit’s unique characteristics as a Company operating in the field of development, manufacturing and enhancement of defense and other high technology systems, and as a Company which is traded on the Nasdaq Global Select Market, as well as on the TA-35 index on the Tel-Aviv Stock Exchange;

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The qualities, skills, background, experience, business responsibilities and past performance of the current Executive Officers as well as the qualities, skills, background experience and other parameters that Elbit's deems appropriate for any new Executive Officer;

•	The terms of the employment agreements and arrangements with the Company's current Executive Officers.

This Compensation Policy shall apply to compensation agreements and arrangements entered into by the Company with an Executive Officer or a Director following approval of the Policy as required by the Companies Law and will continue to be in effect until the Policy’s expiration in accordance with the provisions of the Companies Law. This Compensation Policy is not intended to affect current agreements nor affect obligating customary practices (if applicable) between the Company and its Executive Officers or Directors as such may exist prior to the approval of this Compensation Policy.
The Compensation Committee and the Board shall periodically review and reassess the adequacy of this Policy to ensure that its provisions and implementation are aligned with Elbit’s compensation philosophy and regulatory requirements.
Elbit’s Values
Elbit is an international high technology company engaged in a wide range of programs throughout the world, aspiring to be a world leading source of innovative technology-based systems for diverse defense and commercial applications.
Throughout the course of its business, Elbit follows its guiding values of integrity, excellence, innovation, leadership, teamwork and synergy. These values enable Elbit to foster an environment that nurtures innovation, creativity and technological leadership, enabling Elbit to thrive as a leading company in its areas of operation, developing and manufacturing best in class systems and maintaining customer satisfaction.

Elbit’s values caused Elbit to emphasize the welfare of its employees and their importance to Elbit’s success, including its Executive Officers, since the Executive Officers are tasked with leading the implementation of the Company’s strategy and driving its day-to-day behavior and decisions. Elbit believes that excellent people are the key to achieving its vision and therefore employs a world-class, motivated, team-spirited workforce, creating a dynamic atmosphere in which employees may flourish and reach their highest potential.
Compensation Objectives
The Compensation Policy, as approved by the Compensation Committee and the Board, is a reflection of the long-time practices and strategy of Elbit and is intended to align with Elbit’s strategy to attract, motivate and retain highly experienced personnel who will provide leadership for Elbit’s success and act in the best interest of the Company and its stakeholders while supporting a performance culture that is based on merit, differentiates and rewards excellent performance, while recognizing Elbit’s core values. To that end, this Policy is designed, among other purposes:

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To promote attraction, retention and motivation of Executive Officers: Elbit competes with local and global companies to attract and retain highly skilled professionals with the necessary capabilities to promote creativity, manage its complex business and worldwide operations and execute its strategy. To that end, this Policy aims to provide Elbit’s Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity-based incentive programs and benefits, in order to promote retention and provide each Executive Officer with motivation to advance within the organization;

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To incentivize superior individual excellence: Elbit aims to incentivize its Executive Officers by creating a strong link between their compensation and performance. Therefore, a portion of the total compensation package provided to Elbit’s Executive Officers is based on measures that reflect Elbit’s short and long-term goals and performance, as well as the Executive Officer’s individual performance and the impact on the Company's value. In order to strengthen such link, Elbit defines clear, measurable quantitative and qualitative objectives that, together, are designed to improve Company results;

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To align the interests of the Executive Officers with the long-term performance of the Company: In order to motivate Executive Officers to focus on long-term objectives and performance of the Company, a portion of the compensation package granted to Elbit’s Executive Officers is awarded in the form of equity-based compensation, thus creating a direct link between the interests of Executive Officers and the long-term performance of the Company; and

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To provide a risk management tool: This Policy is structured in a manner that creates an incentive to deliver high performance (both short and long-term) while taking into account Elbit’s risk management philosophy and avoiding undue pressure to take excessive risks, thus encouraging a balanced and effective risk taking approach. Elbit’s compensation elements are designed to reduce incentives to expose the Company to imprudent risks that may harm Elbit or its shareholders in the short and long-term. This is achieved by using tools such as (i) placing maximum thresholds on eligibility for short and long-term incentives; (ii) using compensation vehicles with diverse performance measures; (iii) granting equity-based compensation that has long-term vesting schedules, which tie the awards to a longer performance cycle; and (iv) requiring clawback of compensation payments in certain circumstances.

The Compensation Policy is intended to provide a framework which is broad enough to allow the Compensation Committee, the Board and the CEO, as applicable, to determine a personal compensation plan or a certain compensation component for each of Elbit’s Executive Officers, in light of the specific circumstances and the requirements of the Company, which would be in the best interests of the Company, its employees, its shareholders and other stakeholders, all in accordance with Elbit’s long-term strategy as provided in this Compensation Policy.

Compensation Structure and Instruments
Compensation instruments under this Compensation Policy may include the following:

•	Monthly base salary;

•	Benefits;

•	Cash bonuses;

•	Equity-based compensation; and

•	Retirement and termination of service arrangements.

Variable Compensation Ratio
Elbit aims to balance the mix of “Fixed Compensation” (comprised of base salary and benefits, on an annual basis) and “Variable Compensation” (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet Elbit’s short and long-term goals while taking into consideration Elbit’s need to manage a variety of business risks.
The pay mix ratio between the Fixed Compensation and Variable Compensation is such that the total Variable Compensation of each Executive Officer shall not exceed 75% of the total compensation package of such Executive Officer, on an annual basis. This pay mix ratio supports the core principles of Elbit's compensation philosophy of compensating for performance and aligning Executive Officers’ interests with those of the Company and its shareholders. The above pay mix ratio may vary somewhat in any given calendar year due to fluctuations in the NIS/USD exchange rate. The Compensation Committee and Board believe that such ratio expresses the appropriate compensation mix in the event that all performance objectives are achieved and assumes that all compensation elements are granted with respect to a given year.
Intra-Company Compensation Ratio
In the process of formulating this Policy, Elbit’s Compensation Committee and the Board have examined the ratio between employer costs associated with the engagement of the Executive Officers and Directors and the average and median employer costs associated with the engagement of the other employees of Elbit, as required pursuant to the Companies Law, (the “Ratio”). The Compensation Committee and Board believe that the current Ratio does not adversely impact the work environment in Elbit.
The possible ramifications of the Ratio in the work environment of Elbit will continue to be examined from time to time in order to ensure that levels of executive compensation, as compared to that for the overall workforce, will not have a negative impact on work relations in Elbit.
Monthly Base Salary
The monthly base salary (the "Monthly Base Salary") provides stable compensation to Executive Officers, allowing Elbit to attract and retain competent executive talent and maintain a stable management team. Monthly Base Salaries vary among Executive Officers, and are individually determined taking into account the educational background, prior vocational experience, qualifications, role, business responsibilities and the past performance of the Executive Officer.
The maximum Monthly Base Salary paid to Elbit's Executive Officers shall not exceed:

(a)	With respect to the CEO - 200,000 NIS, linked to the increase in the Israeli Consumer Price Index (the "CPI"); and

(b)	With respect to an EVP - 160,000 NIS, linked to the CPI.

Benefits
The following benefits may be granted to Elbit’s Executive Officers ("Benefits"), in order, among other things, to comply with legal requirements and to attract, motivate and retain high level professionals:

•	Vacation days in accordance with market practice and applicable law;

•	Sick days in accordance with market practice and applicable law;

•	Convalescence pay according to applicable law;

•	Monthly remuneration for a study fund, as allowed by applicable tax law and with reference to Elbit’s common practices as well as common market practice;

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Contribution by Elbit on behalf of the Executive Officer to an insurance policy or a pension fund, as allowed by applicable tax law and with reference to Elbit’s policies and procedures and common market practice;

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Contribution by Elbit on behalf of the Executive Officer towards work disability insurance, as allowed by applicable tax law and with reference to Elbit’s policies and procedures and common market practice;

•	Car, communication and other customary Benefits, including their gross-up for tax purposes; and

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Reimbursement for work-related expenses incurred as part of their activities, including without limitations, meeting participation expenses, travel expenses, including a daily stipend when traveling and accommodation expenses, provided, however, that such reimbursement shall be determined in accordance with Elbit’s policies and procedures. Elbit may provide advance payments to its Executive Officers in connection with work-related expenses.

Cash Bonuses
Annual Bonuses
General
Elbit has implemented an annual pay-for-performance bonus plan ("Annual Bonus") based on quantitative and qualitative criteria which has proved to be efficient in incentivizing its employees. The Annual Bonus component aims to align and unify Elbit’s Executive Officers in reaching Elbit’s short and long-term goals. Annual Bonuses are, therefore, a strictly pay-for-performance element, as payout eligibility and levels are determined based on financial, business and operational results, as well as individual performance.
Elbit’s policy is to allow Annual Bonuses, which may be awarded to an Executive Officer, for each fiscal year, upon the attainment of pre-set periodical objectives and personal targets taking into consideration the Executive Officer’s educational background, prior vocational experience, qualifications, role, business responsibilities and performance. The Annual Bonuses objectives are intended to drive motivation and performance continuously higher, while considering a maximum payout ceiling which is intended to provide a risk management tool.
Pre-Conditions for the Payment of Annual Bonus
The payment of the Annual Bonus to Executive Officers for any particular fiscal year shall be subject to the fulfillment (in addition to the fulfillment of the applicable objectives set forth below as the case may be) of any one of the following criteria ("Awarding Criteria"): (a) that the Non-GAAP Net Profit attributable to shareholders (“Non-GAAP Net Profit”) of Elbit for that fiscal year as reflected in Elbit’s published full-year financial results ("Annual Financial Results") is at least 80% of Elbit's Non-GAAP Net Profit for the preceding fiscal year; or (b) that Elbit's Non-GAAP Net Profit for that fiscal year is at least 80% of the Non-GAAP Net Profit in Elbit's annual budget as approved by the Board for such fiscal year.

Annual Bonus - CEO
The Compensation Committee and the Board has determined that with respect to the CEO, the most appropriate quantitative objective, which most aligns the interests of the CEO with the long-term performance of the Company, is the financial objective of Non-GAAP Net Profit.
Accordingly, subject to the Company reaching the Awarding Criteria the CEO will be awarded an Annual Bonus in an amount equal to 0.4% of Elbit’s Non-GAAP Net Profit as reflected in Elbit’s Annual Financial Results for the relevant fiscal year ("CEO's Annual Bonus"), but not exceeding $1,500,000 ("Maximum CEO's Annual Bonus").
The CEO's Annual Bonus amount shall be calculated on the date that the Board approves the applicable Annual Financial Results (“Annual Determination Date”).
Upon approval by the Board of the financial results for the first half of an applicable fiscal year (“Semi-Annual Financial Results”), Elbit may provide its CEO with an advance payment on account of the CEO's Annual Bonus for that respective year, in an amount which shall not exceed a sum equal to 0.4% of Elbit’s Non-GAAP Net Profit as reflected in Elbit’s Semi Annual Financial Results ("CEO's Advance Payment").
In the event that on the Annual Determination Date the Compensation Committee determines that the paid CEO's Advance Payment exceeded the amount of the CEO's Annual Bonus for that fiscal year, the CEO shall return the excess amount within thirty (30) days from the Annual Determination Date.
Annual Bonus - EVPs
Elbit’s EVPs Annual Bonuses shall be based on achievement of personal performance measures determined for each EVP. The personal performance measures will be recommended by the CEO on the basis of the following objectives and be approved by the Compensation Committee and the Board:

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Financial objectives such as, without limitation, revenue, profit, sales, cash flow, order backlog and generation of additional value, which shall account for 50% - 100% of the performance measurements.

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Business, operating and other objectives such as, without limitation, initiation of new markets, growth of certain business fields, facilitation of transactions, acquisitions/sales of business operations, human resources development, managing legal proceedings and customer satisfaction, which shall account for up to 50% of the performance measurements.

For each of the EVPs the weight of the objectives detailed above shall total 100%. In circumstances determined by the Compensation Committee and the Board to be special (e.g., in case of regulatory changes or significant changes in Elbit’s business environment), the Compensation Committee and the Board may modify the objectives and/or their relative weights during the fiscal year.
Simultaneously with the determination of the personal objectives and their respective weight for each EVP, the Compensation Committee and the Board, based on the recommendations of the CEO, shall also set forth the amount that will be paid to the respective EVP for achieving 100% of his or hers performance measures ("EVP's Target Annual Bonus").
On the Annual Determination Date, the Annual Bonus payable to each EVP will be calculated by multiplying the score of that EVP with respect to meeting his or her objectives for that year with his or her Target Annual Bonus. Subject to the Company reaching the Awarding Criteria, the amounts accruing from the above calculations, with respect to each EVP, shall be paid to the applicable EVP.
The Company may pay to an EVP an Annual Bonus in an amount exceeding the EVP's Target Annual Bonus in case the EVP's achievement exceeds 100% of his or hers performance measures for that fiscal year provided however that the maximum Annual Bonus amount payable to an EVP will not exceed an amount equal to nine (9) Monthly Base Salaries ("EVP's Maximum Annual Bonus").
Upon approval by the Board of the Semi-Annual Financial Results, Elbit may provide the EVPs with an advance payment on account of their Annual Bonuses, which shall be calculated by calculating the score of that EVP with respect to meeting his or her objectives on an half year basis and provided that the amount paid shall not exceed a sum equal to 50% of the respective Target Annual Bonus ("EVP's Advance Payment").
In the event that on the Annual Determination Date the Compensation Committee determines that any paid EVP's Advance Payment exceeded the amount of the EVP's Annual Bonus for that fiscal year, the respective EVP shall return the excess amount within thirty (30) days from the Annual Determination Date.
Pro Rata Annual Bonus Payments
Should the employment of an Executive Officer terminate prior to the end of a fiscal year, the Company may pay such Executive Officer his or her pro rata share of that year’s Annual Bonus, based on the period such Executive Officer was employed by the Company.
Managerial Evaluation Bonus
Elbit may grant an EVP an annual managerial evaluation bonus in an amount of up to three (3) Monthly Base Salaries ("Managerial Evaluation Bonus"). Managerial Evaluation Bonuses will be awarded based on the recommendation of the CEO and the approval of the Compensation Committee and the Board on the grounds, among others, of non-financial qualitative individual performance measures, and taking into consideration the EVP's long-term contribution to the Company and his or her performance during the fiscal year for which such Managerial Evaluation Bonus is granted. Managerial Evaluation Bonuses may be granted to EVPs in addition to their respective Annual Bonuses.
Special Bonus
In order to respond effectively to events or occurrences that may have a special positive impact on the Company and are the result of special efforts or achievements of an EVP, Elbit may, with the approval of the Compensation Committee and the Board, grant its EVPs a special cash bonus as an award for special achievements (such as, but not limited to, in connection with securities offerings or generating extraordinary profit), based on quantitative criteria which shall be determined by the Compensation Committee and Board ("Special Bonus").
The Special Bonus for an individual EVP, shall not exceed the higher of (i) 1% of the added value generated to the Company in light of the EVP’s contribution as reflected from a valuation conducted by the Company or (ii) 12 Monthly Base Salaries. Special Bonus may be granted to EVPs in addition to an Annual Bonus and/or a Managerial Evaluation Bonus paid pursuant to this Compensation Policy, provided that the aggregate amounts payable to an EVP as Annual Bonus, Managerial Evaluation Bonus and Special Bonus shall not exceed in the aggregate an amount equal to fifteen (15) Monthly Base Salaries.
Signing Bonus
At the Compensation Committee’s and Board’s discretion, Elbit may grant a newly recruited EVP a signing bonus ("Signing Bonus"). The Signing Bonus will not exceed six (6) Monthly Base Salaries of the EVP. In the event the employment of that EVP is terminated within twenty-four (24) months from the start date of employment, Elbit may elect to recover the Signing Bonus in full or in part, at the Compensation Committee’s and Board’s discretion.
Compensation Recovery (“Clawback”)
In the event of an accounting restatement which is not the result of changes in applicable financial reporting standards, Elbit shall be entitled, unless the Compensation Committee and the Board has determined that in the specific case it would be impossible, impractical or not commercially or legally feasible, to recover from its Executive Officers the bonus compensation, net of taxes, which exceeded the amount which would have been paid under the financial statements, as restated, provided that such restatement has occurred within 36 months of the bonus payment. The manner of recovery, including making payment in installments, date of payments, linkage, etc., shall be determined by the Compensation Committee and the Board.
Nothing herein shall derogate from any other “clawback” or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable laws.

Equity-Based Compensation
Any equity-based compensation plan of the Company for its employees that includes Elbit’s Executive Officers ("Company Equity-Based Compensation Plan") will be designed in a manner consistent with the underlying Company's objectives, with its main goals being to enhance the alignment between the Executive Officers’ interests and the long-term interests of Elbit and its shareholders, and to strengthen the retention and the motivation of Executive Officers in the long term. In addition, since equity-based awards are structured to vest over a period of several years, their incentive value to recipients is aligned with longer-term strategic plans.
The equity-based awards under a Company Equity-Based Compensation Plan may be granted from time to time to an Executive Officer and be individually determined and awarded taking into consideration the performance, qualifications, role and the personal responsibilities of the Executive Officer.
The equity-based awards offered by Elbit to its Executive Officers during the term of this Compensation Policy may be in a form of share options both regular options and/or under a cashless mechanism, subject to applicable laws including the Israeli Income Tax Ordinance [New Version] of 1961 as may from time to time be amended (the "Ordinance" and the terms of such Company Equity Based Compensation for its Executive Officers will be such as required for compliance with Section 102 of the Ordinance, under the "capital gain tax route", and other rights granted with respect to such Options as well as compliance with the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003, as amended from time to time.
The exercise/grant price of an equity-based award granted to an Executive Officer under a Company Equity- Based Compensation Plan shall be the higher of: (a) the average price of Elbit’s shares listed on the Tel-Aviv Stock Exchange in the thirty (30) days prior to the date of the Board’s resolution with regards to the grant ("Date of the Board's Resolution"; or (b) the price of Elbit's shares listed on the Tel Aviv Stock Exchange on the last trading day preceding the Date of the Board's Resolution. The exercise/grant price as aforesaid will be determined in U.S. Dollars.
All equity-based awards granted to Executive Officers shall be subject to vesting periods determined to promote long-term retention of the awarded Executive Officers. Grants to Executive Officers shall vest gradually over a minimal period of five (5) years, where the first portion of equity-based compensation will vest at least two (2) years following the later of (the "Grant Date"): (i) the Date of the Board’s Resolution; (ii) the first trading day after a period of thirty (30) days has elapsed from the date the Company has filed with the Israeli Tax Authorities the Company Equity-Based Plan under which the respective equity-based award is granted; or (iii) where applicable - the date on which the required corporate approvals allowing such grant have been obtained. The aggregate exercise period of equity-based awards granted to Executive Officers shall be determined in accordance with the Company's Equity-Based Compensation Plan, and shall not exceed a period of ten (10) years from the Grant Date.
The Company Equity-Based Compensation Plan may include customary terms with regards to equity based awards granted, including customary adjustments for dividends, bonus shares, capital modifications (reverse stock split, stock split, etc.), rights offering restructuring (split, merger, etc.), and the like. In addition, such Company Equity-Based Plan may include terms and conditions allowing, subject to approvals by the Compensation Committee and the Board, acceleration, continued vesting and exercisability of equity based awards as well as post termination exercise period for vested options following termination of employment of Executive Officers for no cause, or as a result of death or disability.
The aggregate benefit embedded in equity based awards granted under a Company Equity Based Compensation Plan during the period of this Compensation Policy, calculated in accordance with an acceptable valuation method (such as the Monte Carlo, Black-Scholes and Binominal options pricing models), at the date of grant, shall not exceed, with respect to the CEO, the amount of $900,000, per year and with respect to an EVP an amount of $500,000, per year.
During the term of this Compensation Policy, the maximum dilution as a result of equity-based awards granted to Elbit’s Executive Officers under Company Equity-Based Compensation Plans shall not exceed 3% of Elbit’s issued and outstanding share capital, on a fully-diluted basis.
In order to respond to the unique situations of establishment of new start-up companies or similar ventures held by the Company from time to time, and in order to incentivize Elbit’s Executive Officers over the long term with regards to their activities in connection with such start-up companies or similar ventures, Elbit may, with the approval of the Compensation Committee and the Board, grant its Executive Officers, or agree to such grant, shares and/or options to purchase shares in such start-up entities or ventures (whether by allocation of options by the start-up entities themselves or by allocation of shares or options to purchase shares of such start-up entities from the shares or options in such entities which are held by the Company).

Reduction of Variable Compensation
Subject to the terms of the employment agreements and arrangements with the Company's Executive Officers and the rights embedded therein as well as to applicable law, the Compensation Committee and the Board may reduce any Variable Compensation to be granted to an Executive Officer due to circumstances determined by the Compensation Committee and the Board.

Retirement and Termination of Service Arrangements
Severance Pay
For Executive Officers who have served in the Company (including in any of the Company’s subsidiaries) for at least ten (10) years, Elbit may provide, upon termination of employment of an Executive Officer (excluding termination for cause entitling the Company to terminate employment without severance pay pursuant to applicable law), in addition to the amounts provided by law, severance pay as follows:
In the case of the CEO - an amount equivalent to the last paid Monthly Base Salary multiplied by the years of employment with the Company.
In the case of an EVP - up to 50% of the amount resulting from multiplying the last paid Monthly Base Salary by the years of employment with the Company.
Advanced Notice Period
Elbit may provide an Executive Officer advance notice of termination of up to six (6) months, during which period such Executive Officer will be entitled to receive his or her Monthly Base Salary and Benefits and, unless otherwise determined by the Company, be required to continue to perform his or her duties.
The Company may also grant such Executive Officer all or part of his or her Annual Bonus and the advance period will be considered for the purpose of the vesting period for any equity-based awards granted to the Executive Officer under a Company Equity-Based Compensation Plan.
Adjustment Period/Retirement Grant
For Executive Officers who have served in the Company for at least three (3) years, Elbit may provide an adjustment period ("Adjustment Period") of, or a one-time retirement grant ("Retirement Grant") equivalent to, up to six (6) months during which such Executive Officer may receive, in the case of the CEO, six (6) Monthly Base Salaries plus Benefits and in the case of an EVP - up to six (6) Monthly Base Salaries.
The Company may determine to pay the amounts payable for the Adjustment Period as aforesaid as a one-time Retirement Grant or in monthly payments, at the Company's discretion.
The total periods or amounts payable for Severance Pay, Advanced Notice and/or Adjustment Period/Retirement Grant to be paid to an Elbit’s EVP as aforesaid shall be determined taking into consideration his or her seniority in the Company, performance during employment, contribution to Elbit achieving its goals and the circumstances of retirement or termination.
The amounts payable for Severance Pay and/or Adjustment Period/ Retirement Grant exceeding the amounts required by law, may be granted in consideration for the Executive Officer’s undertaking to refrain from competing with Elbit for a certain period of time following termination.

Indemnification and Insurance
Elbit may indemnify its Executive Officers and Directors to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the Executive Officer or the Director (including “run-off” insurance policy), as provided in an indemnity agreement between such individuals and Elbit, all subject to applicable law and the Company’s articles of association.
Without derogating from the above, Elbit may purchase, from time to time, during the term of this Policy, directors and officers liability insurance for its Directors and Executive Officers. The coverage limit under each insurance policy which shall be purchased by Elbit shall not exceed $150 million and the annual premium to be paid by Elbit shall not exceed $1 million. The insurance policy terms, as well as the premium paid by the Company shall reflect the current market conditions with respect to the Company and the nature of its operations.
Directors Compensation
The compensation of the Company’s Directors (including external Directors and independent Directors) may be up to the maximum pay allowed under the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time (“Compensation of Directors Regulations”).
Notwithstanding the above, taking into account the additional tasks imposed on the Chair of the Board and the additional time that the Chair of the Board is required to devote to promote the Company's activities, Elbit may pay the Chair of the Board, on top of the per-meeting payment, an annual compensation of up to five (5) times the annual compensation paid to Elbit's external Directors in accordance with the Compensation of Directors Regulations.
Elbit’s external and independent Directors are entitled to reimbursement of expenses in accordance with the Compensation of Directors Regulations. Elbit’s Directors, excluding external and independent Directors, may be entitled to reimbursement of work-related expenses, including meeting participation expenses, reimbursement of business travel including a daily stipend when traveling and accommodation expenses, provided, however, that such reimbursement shall be determined in accordance with Elbit’s policies and procedures
Miscellaneous
This Policy is designed solely for the benefit of Elbit. Nothing in this Compensation Policy shall be deemed to grant any of Elbit’s Executive Officers, Directors or employees or any third party any right or privilege in connection with their employment by the Company. Such rights and privileges shall be governed by the respective personal employment agreements.
This policy is subject to applicable law and is not intended, and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted, nor should it be interpreted as limiting or derogating from the Company’s articles of association.
This Policy is not intended to affect current agreements nor affect obligating customs (if applicable) between the Company and its Executive Officers or Directors as such may exist prior to the approval of this Compensation Policy.
In the event of amendments made to the Companies Law or any regulations promulgated thereunder providing relief in connection with Elbit’s compensation to its Executive Officers and Directors, Elbit may elect to act pursuant to such relief without regard to any contradiction with this Policy.
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QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDERS'
EXTRAORDINNARY GENERAL MEETING

The following questions and answers summarize the major issues to be discussed at the Shareholders' Extraordinary General Meeting. For a more complete description of the issues please see the accompanying Proxy Statement.

Q:	When and where is the Meeting?

A:	The Meeting will take place at 12:30 p.m. local time, on Wednesday, April 11, 2018, at the Company's offices at the Advanced Technology Center, Haifa, Israel.

Q:	What is the record date for the Meeting?

A:	The record date is Wednesday, March 7, and all shareholders holding shares at the close of business on Wednesday, March 7, 2018 will be entitled to receive notice of and to vote at the Meeting.

Q:	What are the items to be voted on at the Meeting?

A:	The items to be voted on include:

(i)
approval of a new compensation policy with respect to the terms of office and employment of the Company’s executive officers and directors, substantially in the form attached as Exhibit A to the accompanying Proxy Statement;

(ii)	approval of the grant of options by the Company to the Company's CEO; and

(iii)	approval of the grant by POCell Tech Ltd, ("PO") of options to the Company's CEO.

Q:	Why is it necessary to approve a new compensation policy with respect to the terms of office and employment of the Company’s executive officers and directors?

A:
In accordance with the Israel Companies Law 5759-1999 (the “Companies Law”), a publicly traded company such as the Company, must have in force a compensation policy with respect to the terms of office and employment of the company’s executive officers and directors, which must be reviewed and re-approved at least every three years by the compensation committee, the board of directors and the shareholders of the company. The Company’s former compensation policy has expired.

Q:	Why is it necessary to approve the grant by the Company and by PO of options to the Company's CEO?

A:
The granting of an equity award to an executive officer of a publicly traded company is considered pursuant to the Companies Law as part of such executive officer's employment terms. The terms of employment of the general manager (or the CEO) of a publicly traded company such as the Company, must be approved by the company’s compensation committee and the board of directors, as well as by the required majority of the company's shareholders.

Q:	Does the Company and its Board of Directors support the proposals to be voted on at the Meeting?
A:    Yes.

Q:	What voting majority is required to approve the proposals?

A:
In order to approve each of the proposals under Items 1, 2 and 3 of the Proxy Statement, a majority of the votes properly cast at the Meeting, either in person or by proxy or by other voting instrument, is required provided that: (i) the above majority must include a majority of the total votes of shareholders who are not controlling shareholders of the Company and shareholders who do not have a "personal interest" (for the definition of "personal interest" see the Proxy Statement) in the approval of the resolution, who participate in the vote, in person or by proxy (abstentions will not be taken into account); or (ii) the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.

Q:	What do I need to do now?

A:
With respect to all items under the Proxy Statement, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible. So that your shares will be represented at the Meeting, the signed proxy card must be received by the Company at least four (4) hours before the Meeting. If you sign and send your proxy card but do not indicate how you want to vote, your proxy may be counted as a non-eligible vote for the proposal(s) with respect with which you did not indicate how you want to vote. If your shares are listed on the TASE you may use the electronic voting systems set up by the Israel Securities Authority via its MAGNA online platform, following a registration process, no later than six (6) hours before the Meeting.

Q:	What do I do if I want to change my vote?

A:
Just mail a later-dated, signed proxy card or other document revoking your proxy in time for it to be received by the Company at least four (4) hours before the Meeting, or attend the Meeting in person and vote. If you use the electronic voting system mentioned above you may change your vote at any time up until six (6) hours before the Meeting.

Q:	If my shares are held in "street name" by my broker, a bank or other representative, will my representative vote my shares for me?

A:
If you hold your shares through a broker, bank or other representative, you may either direct the record holder of your Shares how to vote or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder, together with a proof of such record holder with respect to the holding of your Shares on the record date. If your shares are held through a member of the Tel-Aviv Stock Exchange (“TASE”) and you intend to vote your Shares at the Meeting in person or by proxy you must deliver to the Company, via messenger or registered mail, a proof of ownership issued by the applicable member of the TASE, confirming your ownership of the Shares as of the record date.

Q: Who can help answer my questions?

A:
For additional information about the Meeting, please contact during normal office hours, Sunday through Thursday, Mrs. Ronit Zmiri, the Company's Corporate Secretary, at the Company's offices in Haifa, Israel, telephone +972-77-2946632.